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                                                                   EXHIBIT 10.11

                              SEVERANCE AGREEMENT



     THIS SEVERANCE AGREEMENT ("Agreement"), entered into on this 5/th/ day of January 2000, by and between SAFLINK Corporation, a Delaware corporation (the "Company"), and James W. Shepperd ("Employee").


                                  WITNESSETH

     WHEREAS, Employee has agreed to become the full-time and salaried Chief Financial Officer of the Company and has made outstanding contributions to the Company;

     WHEREAS, the Company desires to reward Employee for Employee's loyalty and distinguished service to the Company and to provide incentives for Employee to remain dedicated to the Company presently and through any potential change in the controlling ownership of the Company;

     WHEREAS, the Company desires to provide Employee, as additional compensation for his service to the Company, with a severance package over and above the compensation currently earned by Employee;

     NOW, THEREFORE, in consideration of the above recitals, the terms and covenants of this agreement, and other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1.   Severance.   Upon the termination of the Employee's employment by the
          ---------
Company other than for Cause (as hereinafter defined) or by the Employee within ninety (90) days of an event that constitutes Good Reason (as hereinafter defined) the Company shall provide the following severance benefits to Employee, subject to Employee's execution of a letter in the form of Exhibit A hereto (a "Waiver Letter") as required by Section 11 hereof, (a) three month's salary payable in equal biweekly amounts based upon the annual salary of Employee as of the date of termination, plus (b) a lump sum amount equal to any earned and
                         ----
unused vacation time and payable within thirty (30) days of termination, plus
                                                                         ----
(c) the laptop or other portable computer device utilized by Employee, if any, as of the date of termination, plus (d) all issued and outstanding options
                               ----
granted by the Company to Employee shall, to the extent unvested on the date of termination, become fully vested on such date and exercisable (to the extent such options have not lapsed and have not been exercised prior to the date such employment is terminated) for a period of one year from the date of termination, plus (e) any additional severance as provided for under the Company's standard
----
executive severance policy in effect as of the date of this Agreement.

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     2.   Termination.   Employee shall not be eligible to receive the severance
          -----------
benefits specified in Section 1 of this Agreement in the event that Employee is terminated by the Company for Cause.

     3.   Term of Employment.   It is expressly agreed that either the Company
          ------------------
or Employee can terminate Employee's employment at will. Nothing in this Agreement shall grant to Employee the continued right of employment or any other rights pertaining to employees generally.

     4.   Non-disparagement.   In consideration of the Company's agreement to
          -----------------
provide the benefits on the terms and subject to the conditions set forth herein, Employee agrees to refrain from making any criticism or disparaging comments about the Company following Employee's term of employment. Furthermore, Employee agrees to return immediately upon termination, and to maintain in strictest confidence and not to use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates. Employee further agrees that the existence and all terms of this agreement, including the terms and conditions contained in the attachment, shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement) by Employee or his agents, representatives, heirs, children, spouse, employees, or spokespersons shall be a breach of this agreement and shall release the Company from further performance hereunder.

     5.   Governing Law.   This Agreement shall be construed and governed in all
          -------------
aspects by the laws of the State of Delaware (exclusive of conflicts of law principles).

     6.   Modification.   This Agreement shall not be modified or amended except
          ------------
as agreed to in writing signed by each party or an authorized representative of each party.

     7.   No Waiver.   The failure of either party to this Agreement to insist
          ---------
upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     8.   Headings.   Titles to the sections of this Agreement are solely for
          --------
the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

     9.   Entire Agreement.   This Agreement constitutes the entire agreement
          ----------------
and understanding, and merges and supersedes all prior discussions, agreements and understandings between the parties regarding the subject matter described herein.

     10.  Survival of Indemnification.  All indemnification obligations
          ---------------------------
undertaken by the Company on behalf of the Employee whereby the Company has agreed to indemnify Employee against and in respect of any damages, losses, claims, or liabilities, including, where applicable, any costs, expenses, and reasonable fees incident or related thereto (including reasonable

                                       2
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attorney's fees) whether arising by contract or under the Articles of
Incorporation or Bylaws of the Company or otherwise shall survive the execution of this Agreement, the termination of Employee's employment and the execution by Employee of a Waiver Letter.

     11.  Condition to Receipt of Benefits.   As a condition precedent to
          --------------------------------
receiving the benefits provided for under this Agreement, Employees must sign the attached Letter of Waiver on the date of Employee's termination. The Company shall not be obliged to provide Employee the benefits specified under this Agreement in the event that Employee revokes or withdraws or otherwise repudiates such Waiver Letter.

     12.  Entire Agreement.   This Agreement shall supersede and render null and
          ----------------
void any prior severance agreement between the Company and Employee.

     13.  Definitions.   The defined terms used in this Agreement shall have the
          -----------
following meanings.

          (a) "Cause" for termination shall exist (i) if Employee is convicted of or pleads guilty to any felony (except if committed upon advice from counsel to the Company), or (ii) if Employee has engaged in conduct or activities involving moral turpitude materially damaging to the business or reputation of the Company or (iii) if Employee violates any law, rule, regulation or order of any governmental authority, thereby exposing the Company to potential material civil or criminal penalties unless the Employee has done so upon advice from counsel to the Company; or (iv) in the event of Employee's gross misfeasance, intentional misconduct or fraud in the performance of his responsibilities to the Company as set forth by the Board of Directors of the Company, or (v) if Employee knowingly misappropriates for his own purpose and benefit, any property of the Company or appropriates any corporate opportunity of the Company, or (vi) if Employee willfully fails or refuses to obey any written direction of the Company.

          (b) "Change in Control" shall refer to a change in control of the Company following the date hereof of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of outstanding voting securities of the Company having forty percent (40%) or more of the combined voting power of the Company except so long as more than fifty percent (50%) of the combined voting power of the Company is held by an existing Affiliate, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation forty percent (40%) or more of the combined voting power of the combined or surviving entity shall be owned (directly, indirectly, beneficially or of record) by a person, as defined in Sections 13(d) and 14(d) of the Exchange Act (a "Person"),
(iii) the Company shall sell, lease, exchange or transfer substantially all of its assets to another corporation, entity or person which is not a wholly-owned subsidiary or as to which a majority of its combined voting power is not held by the Company or an existing Affiliate, (iv) a Person shall acquire outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) having forty percent (40%) or more of the combined voting power of

                                       3
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the Company, or (v) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (vi) during any period of two consecutive years, the individuals who, at the beginning of such period served on the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3 (as in effect on the date hereof) under the Exchange Act. A sale or other change in control of any subsidiary of the Company by which the Employee is employed shall not be deemed a Change in Control of the Company for purposes of this Agreement.

          (c) "Good Reason" refers to the occurrence of any of the following events:

               (i) Employee is not re-elected to or is removed (other than for Cause) from the office of Chief Financial Officer of the Company

               (ii) action is taken by the Company or the Board of Directors of the Company that has the effect of divesting Employee, or materially interfering with the exercise by employee, of authority as Chief Operating Officer (other than for Cause);

               (iii) the Company fails to obtain the written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of its assets at or prior to such succession or assignment;

               (iv) the Company requires Employee to relocate more than a location in the State of Florida of the State of Washington; or

               (v)    a Change in Control.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.


SAFLINK Corporation,                       "Employee"

/s/ Frank M. Devine                         /s/ James W. Shepperd
---------------------------                -----------------------------
By:  Frank M. Devine                       James W. Shepperd
Its: Chairman, Compensation Committee
     Board of Directors

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SAFLINK Corporation
18650 N.E. 67/th/ Court, STE 210
Redmond, WA
425.881.6766
FAX 425.497.9330
HTTP://www.SAFLINK.com

May 15, 2001

James W. Shepperd
14524 Chesapeake Place, NE
Bainbridge Island, WA 98110

RE:       Modification to Severance Agreement dated 1/5/00
          ------------------------------------------------

Dear Jim

     This letter agreement amends the above referenced severance agreement between you and The National Registry Inc. (now SAFLINK Corporation) dated January 5/th/, 2000. Section 1 of the severance agreement will be replaced in its entirety with the following:

1.        Severance.  Upon the termination of the Employee's employment by the
          ---------
          Company other than for Cause (as hereinafter defined) or by the Employee within ninety (90) days of an event that constitutes Good Reason (as hereinafter defined) the Company shall provide the following severance benefits to Employee, subject to Employee's execution of a letter in the form of Exhibit A attached hereto (a "Waiver Letter") as required by Section 11 hereof, (a) a lump sum amount equal to five (5) month's salary based upon the annual salary of Employee as of the date of termination, plus (b) any earned and
                                                     ----
          unused vacation and sick time payable, plus (c) the laptop or other
                                                 ----
          portable computer device utilized by Employee, if any, as of the date of termination, plus (d) all issued and outstanding options granted by
                          ----
          the Company to Employee shall, to the extent unvested on the date of termination, become fully vested on such date and exercisable (to the extent such options have not lapsed and have not been exercised prior to the date such employment is terminated) for a period of one year from the date of termination, plus (e) any additional severance as provided for under the Company's standard executive severance policy in effect as of the date of this Agreement. Severance benefits due under this section will be paid not later than then (10) days following termination.

                                       5
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     If this modification is acceptable, please acknowledge in the space provided below.



     SAFLINK Corporation

     /s/ Jeffrey P. Anthony
     ----------------------
     Jeffrey P. Anthony
     Chief Executive Officer

     /s/ Frank M. Devine
     -------------------
     Frank Devine
     Chairman of the Compensation Committee of the Board of Directors

     /s/ Glenn Argenbright
     ---------------------
     Glenn Argenbright
     Board Member

                                    ACKNOWLEDGED



                                    /s/ James W. Shepperd
                                    ---------------------
                                    James W. Shepperd

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